Exhibit 5.1

October 17, 2025

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

Re: Registration Statement on Form S-3 (No. 333-287708)

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance and sale of (i) 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to an additional 4,500,000 shares of Common Stock issuable upon exercise of a 90-day premium purchase contract, expiring on January 15, 2026 (the “Premium Purchase Contract” and the shares of Common Stock issuable upon exercise, the “Premium Purchase Contract Shares”), pursuant to the Registration Statement on Form S-3ASR (File No. 333-287708) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 30, 2025 included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated October 15, 2025 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares, Premium Purchase Contract, and Premium Purchase Contract Shares are collectively referred to as the “Securities.” The Securities were sold pursuant to a securities purchase agreement dated October 15, 2025 between the Company and the institutional investor signatory thereto (the “Purchase Agreement”).

In connection with this opinion, we have examined copies of such agreements, instruments, and documents as we have deemed appropriate to render the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that (1) the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable, (2) the Premium Purchase Contracts, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will constitute valid and binding obligations of the Company, (3) the Premium Purchase Contract Shares, when issued upon exercise of the Premium Purchase Contracts pursuant to the terms of the Premium Purchase Contracts against payment of the exercise price therefor as provided in the Premium Purchase Contracts, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware), and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP